Exhibit 99.1

FIDUS INVESTMENT CORPORATION ANNOUNCES

SECOND QUARTER 2020 FINANCIAL RESULTS

Regular Quarterly Dividend of $0.30 Per Share Declared for Third Quarter 2020

EVANSTON, Ill., August 6, 2020 – Fidus Investment Corporation (NASDAQ:FDUS) (“Fidus” or the “Company”), a provider of customized debt and equity financing solutions, primarily to lower middle-market companies based in the United States, today announced its financial results for the second quarter ended June 30, 2020.

Second Quarter 2020 Financial Highlights

•	Total investment income of $20.4 million

•	Net investment income of $9.3 million, or $0.38 per share

•	Adjusted net investment income of $9.0 million, or $0.37 per share(1)

•	Net increase in net assets resulting from operations of $8.0 million, or $0.33 per share

•	Invested $16.9 million in debt and equity securities, including two new portfolio companies

•	Received proceeds from repayments and realizations of $2.5 million, recognizing $0.2 million in net realized gains

•	Paid regular quarterly dividend of $0.30 per share on June 26, 2020

•	Net asset value (NAV) of $376.2 million, or $15.39 per share, as of June 30, 2020

•	Estimated spillover income (or taxable income in excess of distributions) as of June 30, 2020 of $27.4 million, or $1.12 per share

Management Commentary

“Our second quarter performance reflects the strength of our strategy of selectively investing in lower middle market businesses that possess resilient business models and generate excess cash for debt service. Despite ongoing business disruptions and uncertainties associated with the COVID-19 pandemic, our portfolio generated adjusted net investment income of $0.37 with many investments performing materially better than we had expected last quarter, and we were able to remove two of them from non-accrual status,” said Edward Ross, Chairman and CEO of Fidus Investment Corporation. “Overall, the fair value of the portfolio has stabilized after an approximately 5.7% write-down last quarter and we ended the quarter with NAV per share of $15.39. During this period of challenging economic conditions, we will continue to manage our business conservatively focused on maintaining liquidity and on long-term capital preservation.”

Supplemental information regarding adjusted net investment income:

On a supplemental basis, we provide information relating to adjusted net investment income, which is a non-GAAP measure. This measure is provided in addition to, but not as a substitute for, net investment income. Adjusted net investment income represents net investment income excluding any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The management agreement with our advisor provides that a capital gains incentive fee is determined and paid annually with respect to cumulative realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized losses. In addition, we accrue, but do not pay, a capital gains incentive fee in connection with any unrealized capital appreciation, as appropriate. As such, we believe that adjusted net investment income is a useful indicator of operations exclusive of any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. Reconciliations of net investment income to adjusted net investment income are set forth in Schedule 1.

Second Quarter 2020 Financial Results

The following table provides a summary of our operating results for the three months ended June 30, 2020 as compared to the same period in 2019 (dollars in thousands, except per share data):

	Three Months Ended June 30,
	2020	2019	$ Change	% Change
Interest income	$18,839	$13,847	$4,992	36.1%
Payment-in-kind interest income	1,181	2,955	(1,774)	(60.0%)
Dividend income	18	631	(613)	(97.1%)
Fee income	241	601	(360)	(59.9%)
Interest on idle funds and other income	154	34	120	352.9%

Total investment income	$20,433	$18,068	$2,365	13.1%

Net investment income	$9,291	$9,643	$(352)	(3.7%)
Net investment income per share	$0.38	$0.39	$(0.01)	(2.6%)

Adjusted net investment income (1)	$9,028	$8,354	$674	8.1%
Adjusted net investment income per share (1)	$0.37	$0.34	$0.03	8.8%

Net increase (decrease) in net assets resulting from operations	$7,973	$3,202	$4,771	149.0%
Net increase (decrease) in net assets resulting from operations per share	$0.33	$0.13	$0.20	153.8%

The $2.4 million increase in total investment income for the three months ended June 30, 2020 as compared to the same period in 2019 was primarily attributable to (i) a $3.2 million increase in total interest income (which includes a $1.8 million decrease in payment-in-kind interest income) resulting from higher average debt investment balances outstanding, (ii) a $(0.4) million decrease in fee income resulting from a decrease in structuring fees due to a comparative decrease in new investments, a decrease in prepayment fee income, partially offset by an increase in amendment fees, and (iii) a $(0.6) million decrease in dividend income.

For the three months ended June 30, 2020, total expenses, including the incentive fee waiver and income tax provision, were $11.1 million, an increase of $2.7 million, or 32.2%, from the $8.4 million of total expenses, including the incentive fee waiver and income tax provision, for the three months ended June 30, 2019. The increase was primarily attributable to (i) a $1.0 million increase in capital gains incentive fee accrued, (ii) a $0.8 million increase in interest and financing expenses due to an increase in average borrowings outstanding (iii) a $0.4 increase in income incentive fee net of a one-time incentive fee waiver, (iv) a $0.2 million increase in the base management fee due to higher average total assets, and (v) a $0.2 million increase in professional fees.

Net investment income decreased by $(0.3) million, or (3.7)% to $9.3 million during the three months ended June 30, 2020 as compared to the same period in 2019, as a result of the $2.7 million increase in total expenses including incentive fee waiver and income tax provision, partially offset by the $2.4 million increase in total investment income. Adjusted net investment income(1), which excludes the capital gains incentive fee accrual, increased by $0.7 million, or 8.1%, to $9.0 million.

For the three months ended June 30, 2020, the total net realized gain on investments, net of income tax provision on realized gains, was $0.2 million, as compared to total net realized loss on investments, net of income tax provision on realized losses, of $(0.4) million for the same period in 2019.

Portfolio and Investment Activities

As of June 30, 2020, the fair value of our investment portfolio totaled $732.6 million and consisted of 64 active portfolio companies and three portfolio companies that have sold their underlying operations. Our total portfolio investments at fair value were approximately 98.2% of the related cost basis as of June 30, 2020. As of June 30, 2020, 20 portfolio company’s debt investments bore interest at a variable rate, which represented $210.3 million, or 32.0%, of our debt investment portfolio on a fair value basis, and the remainder of our debt investment portfolio was comprised of fixed rate investments. As of June 30, 2020, our average active portfolio company investment at amortized cost was $11.6 million, which excludes investments in the three portfolio companies that have sold their underlying operations. The weighted average yield on debt investments was 12.0% as of June 30, 2020. The weighted average yield was computed using the effective interest rates for debt investments at cost as of June 30, 2020, including the accretion of OID and loan origination fees, but excluding investments on non-accrual status, if any.

Second quarter 2020 investment activity included the following new portfolio company investments:

•	ECM Industries, LLC a global manufacturer and supplier of electrical products through a wide range of premium brands. Fidus invested $12.5 million in subordinated debt and common equity.

•	Ipro Tech, LLC a provider of end-to-end eDiscovery and information governance software to top law firms, corporations, and specialty service providers. Fidus invested $2.5 million in first lien debt.

As of June 30, 2020, we had debt investments in one portfolio company on non-accrual status and a debt investment in one portfolio company on PIK-only non-accrual status, which had an aggregate cost and fair value of $41.6 million and $21.4 million, respectively.

Liquidity and Capital Resources

As of June 30, 2020, we had $19.3 million in cash and cash equivalents and $57.0 million of unused capacity under our senior secured revolving credit facility (the “Credit Facility”). As of June 30, 2020, we had SBA debentures outstanding of $156.5 million, $50.0 million outstanding of our 5.875% notes due 2023 (the “2023 Notes”), $69.0 million outstanding of our 6.000% notes due 2024, $63.3 million outstanding of our 5.375% notes due 2024 (the “November 2024 Notes” and collectively with the 2023 Notes and February 2024 Notes, the “Public Notes”), and $43.0 million outstanding under our Credit Facility. As of June 30, 2020, the weighted average interest rate on total debt outstanding was 4.5%.

Subsequent Events

On July 2, 2020, the Company exited its debt investment in Hoonuit, LLC. The Company received payment in full of $7.3 million on its first lien debt, which includes a prepayment penalty.

On July 24, 2020, we exited our debt and equity investments in Microbiology Research Associates, Inc. We received payment in full of $9.0 million on our subordinated debt investment. We sold our common equity investment for a realized gain of approximately $1.4 million.

Third Quarter 2020 Dividend of $0.30 Per Share Declared

On August 3, 2020 our board of directors declared a regular quarterly dividend of $0.30 per share payable on September 25, 2020 to stockholders of record as of September 11, 2020.

When declaring dividends, our board of directors reviews estimates of taxable income available for distribution, which differs from consolidated income under generally accepted accounting principles due to (i) changes in unrealized appreciation and depreciation, (ii) temporary and permanent differences in income and expense recognition, and (iii) the amount of undistributed taxable income carried over from a given year for distribution in the following year. The final determination of 2020 taxable income, as well as the tax attributes for 2020 dividends, will be made after the close of the 2020 tax year. The final tax attributes for 2020 dividends will generally include ordinary taxable income but may also include capital gains, qualified dividends and return of capital.

Fidus has adopted a dividend reinvestment plan (“DRIP”) that provides for reinvestment of dividends on behalf of its stockholders, unless a stockholder elects to receive cash. As a result, when we declare a cash dividend, stockholders who have not “opted out” of the DRIP at least two days prior to the dividend payment date will have their cash dividends automatically reinvested in additional shares of our common stock. Those stockholders whose shares are held by a broker or other financial intermediary may receive dividends in cash by notifying their broker or other financial intermediary of their election.

Second Quarter 2020 Financial Results Conference Call

Management will host a conference call to discuss the operating and financial results at 9:00am ET on Friday, August 7, 2020. To participate in the conference call, please dial (877) 810-3368 approximately 10 minutes prior to the call. International callers should dial (914) 495-8561. Please reference conference ID # 1686206.

A live webcast of the conference call will be available at http://investor.fdus.com/events-presentations. Please access the website 15 minutes prior to the start of the call to download and install any necessary audio software.

A telephone replay of the conference call will be available from 12:00pm ET on August 7, 2020 until 11:59pm ET on August 15, 2020 and may be accessed by calling (855) 859-2056 (domestic dial-in) or (404) 537-3406 (international dial-in) and reference conference ID # 1686206. An archived replay of the conference call will also be available in the investor relations section of the Company’s website.

ABOUT FIDUS INVESTMENT CORPORATION

Fidus Investment Corporation provides customized debt and equity financing solutions to lower middle-market companies, which management generally defines as U.S. based companies with revenues between $10 million and $150 million. The Company’s investment objective is to provide attractive risk-adjusted returns by generating both current income from debt investments and capital appreciation from equity related investments. Fidus seeks to partner with business owners, management teams and financial sponsors by providing customized financing for change of ownership transactions, recapitalizations, strategic acquisitions, business expansion and other growth initiatives.

Fidus is an externally managed, closed-end, non-diversified management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940, as amended. In addition, for tax purposes, Fidus has elected to be treated as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended. Fidus was formed in February 2011 to continue and expand the business of Fidus Mezzanine Capital, L.P., which commenced operations in May 2007.

FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements which are based upon current expectations and are inherently uncertain. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company’s control and including the impact of COVID-19 and related changes in base interest rates and significant market volatility on our business, our portfolio companies, our industry and the global economy, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future as a result of a number of factors, including those described from time to time in the Company’s filings with the Securities and Exchange Commission. Such statements speak only as of the time when made, and are based on information available to the Company as of the date hereof and are qualified in their entirety by this cautionary statement. The Company undertakes no obligation to update any such statement now or in the future, except as required by applicable law.

FIDUS INVESTMENT CORPORATION

Consolidated Statements of Assets and Liabilities

(in thousands, except shares and per share data)

	June 30, 2020 (unaudited)	December 31, 2019
ASSETS
Investments, at fair value:
Control investments (cost: $29,591 and $27,718, respectively)	$21,929	$21,820
Affiliate investments (cost: $40,792 and $56,328, respectively)	70,566	121,555
Non-control/non-affiliate investments (cost: $675,915 and $620,453, respectively)	640,125	623,544

Total investments, at fair value (cost: $746,298 and $704,499, respectively)	732,620	766,919
Cash and cash equivalents	19,268	15,012
Interest receivable	8,208	6,331
Prepaid expenses and other assets	1,348	1,177

Total assets	$761,444	$789,439

LIABILITIES
SBA debentures, net of deferred financing costs	$153,061	$153,802
Public Notes, net of deferred financing costs	177,553	176,901
Borrowings under Credit Facility, net of deferred financing costs	41,715	23,899
Accrued interest and fees payable	3,411	3,505
Base management fee payable – due to affiliate	3,193	3,334
Income incentive fee payable, net of incentive fee waiver – due to affiliate	1,690	1,497
Capital gains incentive fee payable – due to affiliate	3,574	12,715
Administration fee payable and other, net – due to affiliate	415	487
Taxes payable	123	547
Accounts payable and other liabilities	533	442

Total liabilities	385,268	377,129

Commitments and contingencies

NET ASSETS
Common stock, $0.001 par value (100,000,000 shares authorized, 24,437,400 and 24,463,119 shares issued and outstanding at June 30, 2020 and December 31, 2019, respectively)	24	24
Additional paid-in capital	365,793	366,061
Total distributable earnings	10,359	46,225

Total net assets	376,176	412,310

Total liabilities and net assets	$761,444	$789,439

Net asset value per common share	$15.39	$16.85

FIDUS INVESTMENT CORPORATION

Consolidated Statements of Operations (unaudited)

(in thousands, except shares and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Investment Income:
Interest income
Control investments	$449	$68	$881	$350
Affiliate investments	831	1,414	1,814	2,934
Non-control/non-affiliate investments	17,559	12,365	33,611	25,815

Total interest income	18,839	13,847	36,306	29,099
Payment-in-kind interest income
Control investments	445	183	870	1,420
Affiliate investments	29	85	69	168
Non-control/non-affiliate investments	707	2,687	1,323	3,997

Total payment-in-kind interest income	1,181	2,955	2,262	5,585
Dividend income
Control investments	—	—	—	—
Affiliate investments	1	573	108	941
Non-control/non-affiliate investments	17	58	46	(15)

Total dividend income	18	631	154	926
Fee income
Control investments	—	—	—	349
Affiliate investments	66	—	66	22
Non-control/non-affiliate investments	175	601	1,457	2,329

Total fee income	241	601	1,523	2,700
Interest on idle funds and other income	154	34	171	88

Total investment income	20,433	18,068	40,416	38,398

Expenses:
Interest and financing expenses	4,863	4,052	9,823	7,776
Base management fee	3,193	3,016	6,465	5,887
Incentive fee – income	2,113	1,299	3,968	3,784
Incentive fee – capital gains	(263)	(1,289)	(9,141)	(934)
Administrative service expenses	364	378	830	777
Professional fees	654	406	1,207	996
Other general and administrative expenses	500	510	835	815

Total expenses before income incentive fee waiver	11,424	8,372	13,987	19,101

Incentive fee waiver – income	(423)	—	(423)	—

Total expenses, net of income incentive fee waiver	11,001	8,372	13,564	19,101

Net investment income before income taxes	9,432	9,696	26,852	19,297
Income tax provision (benefit)	141	53	144	55

Net investment income	9,291	9,643	26,708	19,242

Net realized and unrealized gains (losses) on investments:
Net realized gains (losses):
Control investments	—	—	—	(1,268)
Affiliate investments	87	(134)	24,419	(99)
Non-control/non-affiliate investments	117	23	7,163	(335)

Total net realized gain (loss) on investments	204	(111)	31,582	(1,702)

Income tax (provision) benefit from realized gains on investments	(14)	(301)	(1,065)	(293)
Net change in unrealized appreciation (depreciation):
Control investments	(68)	(64)	(1,764)	1,573
Affiliate investments	3,797	2,527	(35,453)	5,286
Non-control/non-affiliate investments	(5,237)	(8,492)	(38,881)	(9,343)

Total net change in unrealized appreciation (depreciation) on investments	(1,508)	(6,029)	(76,098)	(2,484)

Net gain (loss) on investments	(1,318)	(6,441)	(45,581)	(4,479)
Realized losses on extinguishment of debt	—	—	(125)	(189)

Net increase (decrease) in net assets resulting from operations	$7,973	$3,202	$(18,998)	$14,574

Per common share data:
Net investment income per share-basic and diluted	$0.38	$0.39	$1.09	$0.79

Net increase (decrease) in net assets resulting from operations per share – basic and diluted	$0.33	$0.13	$(0.78)	$0.60

Dividends declared per share	$0.30	$0.39	$0.69	$0.78

Weighted average number of shares outstanding – basic and diluted	24,437,400	24,463,119	24,447,517	24,463,119

Schedule 1

Supplemental Information Regarding Adjusted Net Investment Income

On a supplemental basis, we provide information relating to adjusted net investment income, which is a non-GAAP measure. This measure is provided in addition to, but not as a substitute for, net investment income. Adjusted net investment income represents net investment income excluding any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The management agreement with our advisor provides that a capital gains incentive fee is determined and paid annually with respect to cumulative realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized losses for such year, less the aggregate amount of any capital gains incentive fees paid in all prior years. In addition, we accrue, but do not pay, a capital gains incentive fee in connection with any unrealized capital appreciation, as appropriate. As such, we believe that adjusted net investment income is a useful indicator of operations exclusive of any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. The following table provides a reconciliation of net investment income to adjusted net investment income for the three and six months ended June 30, 2020 and 2019.

	($ in thousands) Three Months Ended June 30, (unaudited)		($ in thousands) Six Months Ended June 30, (unaudited)
	2020	2019	2020	2019
Net investment income	$9,291	$9,643	$26,708	$19,242
Capital gains incentive fee expense (reversal)	(263)	(1,289)	(9,141)	(934)

Adjusted net investment income (1)	$9,028	$8,354	$17,567	$18,308

	(Per share) Three Months Ended June 30, (unaudited)		(Per share) Six Months Ended June 30, (unaudited)
	2020	2019	2020	2019
Net investment income	$0.38	$0.39	$1.09	$0.79
Capital gains incentive fee expense (reversal)	(0.01)	(0.05)	(0.37)	(0.04)

Adjusted net investment income (1)	$0.37	$0.34	$0.72	$0.75

(1)

Adjusted net investment income per share amounts are calculated as adjusted net investment income dividend by weighted average shares outstanding for the period. Due to rounding, the sum of net investment income per share and capital gains incentive fee expense (reversal) amounts may not equal the adjusted net investment income per share amount presented here.

Company Contact: Shelby E. Sherard Chief Financial Officer (847) 859-3940 ssherard@fidusinv.com	Investor Relations Contact: Jody Burfening LHA (212) 838-3777 jburfening@lhai.com